Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 975 to Registration Statement No. 33-26305 on Form N-1A of our report dated September 23, 2019, relating to the financial statements and financial highlights of BlackRock Liquid Environmentally Aware Fund of BlackRock FundsSM (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 22, 2019